EXHIBIT 4.01

                         CALCULATION AGENCY AGREEMENT
        (Notes Due November 14, 2007 Performance Linked to Pfizer Inc.
                              (PFE) Common Stock)

          AGREEMENT, dated as of November 14, 2000, between Lehman Brothers

Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.

          WHEREAS, the Company has authorized the issuance of $13,000,000 aggregate principal amount of Notes Due November 14, 2007, Performance Linked to Pfizer Inc. (PFE) Common Stock (the "Securities");

          WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the

"Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993,

October 1, 1995 and June 26, 1997, and incorporating Standard Multiple Series

Indenture Provisions, dated July 30, 1987, as amended November 16, 1987

(collectively, the "Indenture"); and

          WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities.

          NOW THEREFORE, the Company and the Calculation Agent agree as follows:

          1.   Appointment of Agent.  The Company hereby appoints Lehman

Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

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          2.   Calculations and Information Provided.  In response to a

request made by the Trustee for a determination of the Maturity Payment

Amount due at Stated Maturity of the Securities, the Redemption Payment

Amount and the Repurchase Payment Amount, the Calculation Agent shall determine such Payment Amount and notify the Trustee of its determination.

The Calculation Agent shall also be responsible for (a) the determination of the Settlement Value, (b) whether adjustments to the Multipliers should be made and (c) whether a Market Disruption Event has occurred.  The Calculation

Agent shall notify the Trustee of any such adjustment or if a Market

Disruption Event has occurred. Annex A hereto sets forth the procedures the

Calculation Agent will use to determine the information described in this

Section 2.

          3.   Calculations.  Any calculation or determination by the

Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding.  Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust

Office.

          4.   Fees and Expenses.  The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

          5.   Terms and Conditions.  The Calculation Agent accepts its

obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:



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               (i)  in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

               (ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

               (iii) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

               (iv) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

               (v) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

          6.   Resignation; Removal; Successor.  (a)  The Calculation Agent

may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation

Agent and acceptance of such appointment by such successor Calculation Agent,

as hereinafter provided.  The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective.  Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor

Calculation Agent and the acceptance of such appointment by such successor


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Calculation Agent.  In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation

Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation

Agent.

          (b)  In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the

Company by an instrument in writing, filed with the successor Calculation

Agent.  Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

          (c)  Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation

Agent, without any further act, deed or conveyance, shall become vested with

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all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation

Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer,

deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

          (d)  Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

          7.   Certain Definitions.  Terms not otherwise defined herein or in

Annex A hereto are used herein as defined in the Indenture or the Securities.

          8.   Indemnification.  The Company shall indemnify the Calculation

Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees.  The

Calculation Agent shall incur no liability and shall be indemnified and held

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harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

          9.   Notices.  Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone

(confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at Three World Financial Center, New York, New York

10285 (facsimile:  (212) 526-3772) (telephone:  (212) 526-4841), Attention:

Legal Counsel, (b) in the case of the Calculation Agent, to it at Three World

Financial Center, New York, New York 10285-0600 (facsimile:  (212) 526-2755)

(telephone:  (212) 526-0900), Attention:  Equity Derivatives Trading and (c)

in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York,

New York 10043 (facsimile:  (212) 657-3836) (telephone:  (212)  657-7805),

Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing.  Any notice hereunder given by telex,

facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

          10.  Governing Law.  This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

          11.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an



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original and all of which taken together shall constitute one and the same agreement.

          12.  Benefit of Agreement.  This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.







































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          IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.



                               LEHMAN BROTHERS HOLDINGS INC.


                              By:
                                 -----------------------------------
                                 Name:
                                 Title:


                              LEHMAN BROTHERS INC.,
                                as Calculation Agent


                              By:
                                 -----------------------------------
                                 Name:
                                 Title:



























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                                    ANNEX A

                 1.       The Settlement Value Securities.

         The "Settlement Value Securities" shall mean the securities included in the Settlement Value from time to time and shall initially be the common stock of Pfizer Inc., unless adjusted for certain extraordinary corporate events as described herein.

                 2.       Determination of the Payment Amount.

         The Calculation Agent shall determine the Payment Amount payable for each Security.

         The amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Stated Maturity. The amount payable upon a Redemption of each $1,000 principal amount of Securities (the "Redemption Payment Amount") shall equal (i) the greater of (a) $1,000 and
(b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Non-Delaying Event Redemption Date or, if a Delaying Event occurs, through the Delaying Event Redemption Date. The amount payable upon a Repurchase of each $1,000 principal amount of Securities (the "Repurchase Payment Amount") shall equal (i) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Non-Delaying Event Repurchase Date or, if a Delaying Event occurs, through the Delaying Event Repurchase Date.

         The Settlement Value used to calculate the Alternative Redemption Amount shall be determined by the Calculation Agent.

                 3.       Multipliers.

         The "Multiplier" shall mean, with respect to any applicable principal amount of Securities, the number of shares or other units (including any fractional share or other unit expressed as a decimal) of each Settlement Value Security included in the calculation of the Settlement Value of such Securities. The initial Multiplier relating to each Security with principal amount of $1,000 shall be 1.0. The Multiplier with respect to the initial Settlement Value Security or any other Settlement Value Security shall remain constant unless adjusted for certain extraordinary corporate events as described below.

                 4. Adjustments to the Multipliers and the Settlement Value Securities.

         Adjustments to a Multiplier and the Settlement Value Securities shall be made in the circumstances described below. For purposes of the following

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adjustments, except as noted below, American Depositary Receipts ("ADRs")
shall be treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depositary arrangement for the ADRs or if holders of ADRs are entitled to receive property in respect of the underlying foreign share.

                 (a) If a Settlement Value Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier relating to such Settlement Value Security shall be adjusted. The Multiplier shall be adjusted to equal the product of the number of shares outstanding of the Settlement Value Security after the split with respect to each share of such Settlement Value Security immediately prior to effectiveness of the split and the prior Multiplier.

                 (b) If a Settlement Value Security is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the Settlement Value Security is trading ex-dividend, the Multiplier for such Settlement Value Security shall be increased by the product of the number of shares of such Settlement Value Security issued with respect to one share of such Settlement Value Security and the prior Multiplier.

                 (c) If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADR, the foreign issuer of the underlying foreign share, is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Settlement Value Security shall continue to be included in the calculation of the Settlement Value so long as the primary exchange, trading system or market is reporting a market price for the Settlement Value Security. If a market price, including a price on a bulletin board service, is no longer available for a Settlement Value Security, then the value of the Settlement Value Security shall equal zero for so long as no market price is available, and no attempt shall be made to find a replacement stock or increase the Settlement Value to compensate for the deletion of such Settlement Value Security.

                 (d) If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADR, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the Settlement Value Security are entitled to receive cash, securities, other property or a combination thereof in exchange for the Settlement Value Security, then the following shall be included in the Settlement Value:

                          (i)     To the extent cash is received, the
         Settlement Value shall include the amount of the cash consideration at the time holders are entitled to receive the cash consideration

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         (the "M&A Cash Component"), plus accrued interest. If the cash received is denominated in a foreign currency, such cash shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time. If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 a.m., New York City time, the foreign currency-denominated cash shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time. Interest shall accrue beginning the first London Business Day after the day that holders receive the cash consideration until the Stated Maturity (the "M&A Cash Component Interest Accrual Period"). Interest shall accrue on the M&A Cash Component at a rate equal to the London Interbank Offered Rate ("LIBOR") with a term corresponding to the M&A Cash Component Interest Accrual Period.

                          (ii) To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former Settlement Value Security shall be removed from the calculation of the Settlement Value and the new security shall be added to the calculation of the Settlement Value as a new Settlement Value Security. The Multiplier for the new Settlement Value Security shall equal the product of the last value of the Multiplier of the original Settlement Value Security and the number of securities of the new Settlement Value Security exchanged with respect to one share of the original Settlement Value Security.

                          (iii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the "Fair Market Value" of the securities or other property received based on the Average Execution Price. The Settlement Value shall include an amount of cash equal to the product of the Multiplier of the Settlement Value Security and the Fair Market Value (the "M&A Sale Component"). The Settlement Value shall also include accrued interest on the M&A Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the Stated Maturity (the "M&A Sale Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the M&A Sale Component Interest Accrual Period.


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                 (e)      If all of the shares of a Settlement Value Security
of an issuer are converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than such Settlement Value Security, whether by capital reorganization, recapitalization or reclassification or otherwise, then, once the conversion has become effective, the former Settlement Value Security shall be removed from the calculation of the Settlement Value and the new common stock shall be added to the calculation of the Settlement Value as a new Settlement Value Security. The Multiplier for each new Settlement Value Security shall equal the product of the last value of the Multiplier of the original Settlement Value Security and the number of shares of the new Settlement Value Security issued with respect to one share of the original Settlement Value Security.

                 (f) If the issuer of a Settlement Value Security, or if a Settlement Value Security is an ADR, the issuer of the underlying foreign share, issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security shall be added to the calculation of the Settlement Value as a new Settlement Value Security. The multiplier for the new Settlement Value Security shall equal the product of the last value of the Multiplier with respect to the original Settlement Value Security and the number of shares of the new Settlement Value Security with respect to one share of the original Settlement Value Security.

                 (g) If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act of 1934 or is no longer a security quoted on The Nasdaq Stock Market, then the foreign share underlying the ADR shall be deemed to be a new common stock added to the calculation of the Settlement Value as a new Settlement Value Security. The initial Multiplier for that new Settlement Value Security shall equal the product of the last value of the Multiplier with respect to the original ADR and the number of underlying foreign shares represented by a single such ADR.

                 (h) If a Settlement Value Security is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of such Settlement Value Security, then the Settlement Value shall include the following:

                          (i)     To the extent cash is entitled to be
         received, the Settlement Value shall include on each day after the time that the Settlement Value Security trades ex-dividend until the date the cash consideration is entitled to be received, the present

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         value of the cash to be received, discounted at a rate equal to
         LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received (the "PV Extraordinary Cash Component"). When the cash consideration is received, the PV Extraordinary Cash Component shall be deleted from the Settlement Value and the Settlement Value shall include the amount of the cash consideration (the "Extraordinary Cash Component"), plus accrued interest. If the cash consideration received or entitled to be received is denominated in a foreign currency, such cash or the present value of such cash, as the case may be, shall be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time. If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 a.m., New York City time, the foreign currency-denominated cash shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time. Interest shall accrue on the Extraordinary Cash Component beginning the first London Business Day after the day that holders are entitled to receive the Extraordinary Cash Component until the Stated Maturity (the "Extraordinary Cash Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Cash Component Interest Accrual Period.

                          (ii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the Fair Market Value of the securities or other property received based on the Average Execution Price and the calculation of the Settlement Value shall include an amount of cash equal to the product of the Multiplier of the Settlement Value Security and the Fair Market Value (the "Extraordinary Sale Component"). The Settlement Value shall also include accrued interest on the Extraordinary Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the Stated Maturity (the "Extraordinary Sale Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Sale Component Interest Accrual Period.

                 (i) If other corporate events occur with respect to such issuer or a Settlement Value Security, adjustments shall be made to reflect the economic substance of such events.

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         The payment of an ordinary cash dividend by an issuer of a Settlement
Value Security, or if a Settlement Value Security is an ADR, by a foreign issuer of the underlying foreign share, from current income or retained earnings shall not result in an adjustment to the Multiplier.

         No adjustments of any Multiplier of a Settlement Value Security shall be required unless the adjustment would require a change of at least .1% (.001) in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above shall be rounded at the Calculation Agent's discretion.

                 5.       Definitions.

         Set forth below are the terms used in this Annex A to the Calculation Agent Agreement.

                 "Alternative Redemption Amount" shall mean the product of
(a) the Issue Price divided by $52.3790 and (b) the Settlement Value on the relevant Payment Determination Date.

                 "Average Execution Price" for a security or other property shall mean the average execution price that an affiliate of the Company receives or pays for such security or property, as the case may be, to hedge the Company's obligations under the Securities.

                 "Business Day" notwithstanding the Indenture shall mean any day other than a Saturday, a Sunday or a day on which the NYSE is not open for trading or banking institutions or trust companies in the City of New York are authorized or required by law or executive order to remain closed.

                 "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Settlement Value and the Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                 "Calculation Day" shall mean three Trading Days prior to (a) for payment at Stated Maturity, November 14, 2007, (b) for payment upon a Redemption, the Non-Delaying Event Redemption Date or (c) for a payment upon a Repurchase, the Non-Delaying Event Repurchase Date.

                 "Cash Included in the Settlement Value" shall mean the M&A Cash Component, the M&A Sale Component, the PV Extraordinary Cash Component, the Extraordinary Cash Component, the Extraordinary Sale Component, and interest accrued thereon as provided for herein.

                 "Close of Trading" shall mean 4:00 p.m., New York City time.

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                 "Closing Price" means the following, determined by the
Calculation Agent based on information reasonably available to it:

                          (i) If the Settlement Value Security is listed on a United States national securities exchange or trading system or is a security quoted on The Nasdaq Stock Market, Inc. ("NASDAQ"), the last reported sale price at the Close of Trading, regular way, on such day, on the primary securities exchange registered under the Securities Exchange Act of 1934 on which such Settlement Value Security is listed or admitted to trading or NASDAQ, as the case may be.

                          (ii) If the Settlement Value Security is listed or quoted on a non-United States securities exchange, trading system (other than a bulletin board) or market, the last reported sale price at the Close of Trading, regular way, on such day, on the primary exchange, trading system or market on which such Settlement Value Security is listed, quoted or admitted to trading, as the case may be. The Closing Price shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time. If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 a.m., New York City time, the Closing Price shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time.

                          (iii) If the Settlement Value Security is not listed on a national securities exchange or is not a NASDAQ security, and is listed or traded on a bulletin board, the Average Execution Price of the Settlement Value Security. If such Settlement Value Security is listed or traded on a non-United States bulletin board, the Closing Price shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate at 11:00 a.m., New York City time. If there are several quotes for the Official W.M. Reuters Spot Closing Rate at that time, the first quoted rate starting at 11:00 a.m. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 a.m., New York City time, the Closing Price shall be converted into U.S. dollars using the last available U.S. dollar cross-rate quote before 11:00 a.m., New York City time.

                 "Delaying Event" shall mean a Market Disruption Event for a Settlement Value Security occurs on the relevant Calculation Day.



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                 "Delaying Event Redemption Date" shall mean, if a Delaying
Event occurs on the Calculation Day for a Redemption, three Business Days after the Payment Determination Date thereof.

                 "Delaying Event Repurchase Date" shall mean, if a Delaying Event occurs on the Calculation Day for a Repurchase, three Business Days after the Payment Determination Date thereof.

                 "Issue Price" shall mean $1,000 per each $1,000 principal amount of Securities.

                 "Market Disruption Event" with respect to a Settlement Value Security means any of the following events as determined by the Calculation
Agent:

                          (i)     A suspension, absence or material
         limitation of trading of such Settlement Value Security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such Settlement Value Security is traded or, if such Settlement Value Security is not listed or quoted in the United States, on the primary exchange, trading system or market for such Settlement Value Security. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material.
         Notwithstanding the first sentence of this paragraph, a Market Disruption Event for a Settlement Value Security traded on a bulletin board means a suspension, absence or material limitation of trading of such Settlement Value Security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

                          (ii)    A suspension, absence or material
         limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to such Settlement Value Security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which such options contracts related to such Settlement Value Security are traded or otherwise.

                          (iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the

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         one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of such Settlement Value Security or in respect of options contracts related to such Settlement Value Security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, the primary non-U.S. exchange, trading system or market.

                 For purposes of determining whether a Market Disruption Event has occurred:

                          (i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

                          (ii) any suspension in trading in an option contract on a Settlement Value Security by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

                          (iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

                          (iv) "trading systems" include bulletin board services.

                 "Multiplier" is defined in Section 3 herein.

                 "NYSE" shall mean the New York Stock Exchange.

                 "Non-Delaying Event Redemption Date" shall mean the date set forth in the Redemption Notice, which date shall not be less than 30 nor more than 60 days after the date of the Redemption Notice.

                 "Non-Delaying Event Repurchase Date" shall mean the third Business Day following the five Business Days after the day on which a Holder gives notice to the Trustee of a Repurchase.

                 "Official W.M. Reuters Spot Closing Rates" shall mean the closing spot rates published on Reuters page "WMRA" relevant for such Settlement Value Security.

                 "Payment Amount" shall mean the Maturity Payment Amount, the Redemption Payment Amount or the Repurchase Payment Amount, as the case may be.

                 "Payment Determination Date" shall mean the relevant Calculation Day, unless a Delaying Event occurs with respect to such Payment Determination Date, in which case the first Trading Day after the Calculation Day on which the Closing Prices for all Settlement Value Securities that have been subject to a Delaying Event have been determined.

                 "Redemption" shall mean the option of the Company to redeem, at any time on or after November 9, 2002, in whole or from time to time in part, the Securities.

                 "Redemption Notice" shall mean the notice of Redemption mailed to the Holders.

                 "Repurchase" shall mean the option of a beneficial holder to elect to require the Company to repurchase, at any time prior to November 9, 2007, in whole or from time to time in part, such holder's Securities.

                 "Settlement Value", when used with respect to any Payment Determination Date, shall equal the sum of (a)(i) the products of the Closing Prices and the applicable Multipliers for each Settlement Value Security for which a Delaying Event does not occur on the related Calculation Day, (ii) if a Delaying Event occurs for a Settlement Value Security on the related Calculation Day, the product of the Closing Price for such Settlement Value Security on the next Trading Day on which a Market Disruption Event does not occur for such Settlement Value Security and the Multiplier for such Settlement Value Security and (b) in each case, any cash included in the Settlement Value on such Calculation Day.

                 "Settlement Value Securities" are defined in Section 1 herein.

                 "Stated Maturity" shall mean November 14, 2007, or if a Delaying Event occurs, three Business Days after the Payment Determination Date on which the Settlement Value has been determined.

                 "Trading Day" shall mean a day on which trading generally is conducted on the NYSE, American Stock Exchange and The Nasdaq Stock Market, Inc. and in the over-the-counter market for equity securities as determined by the Calculation Agent.